Exhibit 1

Sales of Acadia Realty Trust (AKR) by Yale University on 3/08/2006:
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 10,347       22.00
 924       22.01
 554       22.05
 831       22.06
 185       22.07
 277       22.09
 8,130       22.10
 1,109       22.11
 370       22.14
 185       22.15
 92       22.16
 831       22.20
 647       22.21
 1,663       22.22
 831       22.23
 2,956       22.25
 92       22.29
 185       22.30

Total: 30,209 shares sold

Sales of Acadia Realty Trust (AKR) by The Yale University Retirement Plan for Staff
Employees ("YURPSE") on 3/08/2006
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 853       22.00
 76       22.01
 46       22.05
 69       22.06
 15       22.07
 23       22.09
 670       22.10
 91       22.11
 30       22.14
 15       22.15
 8       22.16
 69       22.20
 53       22.21
 137       22.22
 69       22.23
 244       22.25
 8       22.29
 15       22.30
Total: 2,491 shares sold

2